Exhibit 99.1

CapLease Announces Fourth Quarter and Full Year 2010 Results

NEW YORK--(BUSINESS WIRE)--February 16, 2011--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the fourth quarter and full year ended December 31, 2010. Net loss to common stockholders for 2010 was $(18.8) million, and funds from operations, or FFO, was $29.6 million.

2010 and Subsequent Event Highlights:

  FFO of $0.67 Per Share Before Items Affecting Comparability Exceeds our Guidance
  Reinitiated Portfolio Growth With $41 Million of New Investments
  Reduced Debt by $74 Million
  Extended Maturity of Revolving Credit Agreement Until July 2013
  Increased Quarterly Dividend by 8%
  Sold $23 Million Face Amount of CMBS Bonds in February 2011

Paul McDowell, Chairman and Chief Executive Officer, stated, “During the year, we reinitiated portfolio growth and made considerable progress in continuing to strengthen our balance sheet as we reduced our leverage levels to 72%. We made two new investments that will total $41 million. The first was through a new build-to-suit program, which we expect will be an important part of our growth efforts in 2011, and the second an acquisition of a newly completed warehouse/distribution facility leased to a large multinational company for a ten year term in a strong industrial market. We are optimistic that market conditions will continue to improve and confident that CapLease is well-positioned to pursue opportunities to further build our property portfolio in 2011 and beyond.”

Full Year 2010 Results:

	For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2010	2009
Funds from operations	$29,599	$34,830
Per Share	$0.53	$0.70
Items that affect comparability (income) expense:
Loss on investments	7,949	26,885
Loss (gain) on extinguishment of debt	293	(9,829)
Funds from operations, as adjusted for comparability	$37,841	$51,886
Per Share	$0.67	$1.05

For the year ended December 31, 2010, the Company reported total revenues of $166.5 million, compared to total revenues of $178.2 million in 2009. FFO adjusted for items that affect comparability was $37.8 million, or $0.67 per share, compared to $51.9 million, or $1.05 per share, in 2009. Our 2010 adjusted FFO results exceeded the high-end of our guidance of $0.65 per share. Net loss to common stockholders for the year ended December 31, 2010 was $(18.8) million, or $(0.33) per share, compared to net loss of $(16.8) million, or $(0.34) per share, in 2009.

Included in the 2010 unadjusted results is $7.9 million of loss on investments primarily due to other-than-temporary impairment on the very small portion of our portfolio invested in generic CMBS from 2006. Included in the 2009 unadjusted results is $26.9 million of loss on investments partially offset by $9.8 million of gain on debt extinguishment. The 2009 loss on investments is comprised primarily of $11.9 million impairment on our property in Johnston, Rhode Island and $13.2 million of loss on sale of selected assets in connection with recourse debt reduction. The gain on debt extinguishment resulted from repurchases of our convertible senior notes and collateralized debt obligations at significant discounts as we took advantage of severe market dislocations primarily in the first half of 2009.

2010 Investment Activity:

During the year, the Company reinitiated portfolio growth by making investments in two new assets with an aggregate investment at completion of approximately $41 million.

During December, the Company purchased a new warehouse/distribution facility located in Franklin, Indiana, and leased to Cooper Tire & Rubber Company through May 2021. The purchase price of the property was $32.5 million, which represents an average capitalization rate to CapLease of slightly above 9%. At the time of its construction, the state of the art facility was the largest Gold LEED certified distribution center in the United States and it is the tenant’s largest distribution center and the hub for receiving and redistributing products to the Northeast and Southeast United States.

In addition, during the second half of 2010, CapLease entered into and funded $3.2 million to a joint venture that is developing and constructing a build-to-suit warehouse/distribution building in Louisville, Kentucky with a construction budget of $8.4 million. We have entered into a lease with the tenant, Michelin North America, Inc., with a ten year term, scheduled to commence upon completion of construction, which is expected to be the beginning of the second quarter of 2011. At completion of construction, CapLease will own the project for a total net investment of approximately $8.1 million, at a capitalization rate of 9.5%.

2010 Debt Reduction Activity:

During 2010, the Company also significantly reduced overall debt by $74 million. The Company lowered borrowings on its recourse credit agreement by $20.9 million, to $105.3 million at year-end, and extended the maturity of the debt until July 2013. The Company also lowered borrowings on its recourse convertible senior notes by $17.4 million, to $35.0 million principal outstanding at year-end, through a tender offer and other small note repurchases.

Fourth Quarter 2010 Results:

	For the Three Months Ended December 31,
(Amounts in thousands, except per share amounts)	2010	2009
Funds from operations	$1,688	$(1,815)
Per Share	$0.03	$(0.04)
Items that affect comparability (income) expense:
Loss on investments	7,949	13,146
Funds from operations, as adjusted for comparability	$9,637	$11,331
Per Share	$0.17	$0.22

For the quarter ended December 31, 2010, the Company’s total revenues were $41.8 million, compared to $43.6 million in the comparable period in 2009. FFO adjusted for items that affect comparability was $9.6 million, or $0.17 per share, in the fourth quarter of 2010, compared to $11.3 million, or $0.22 per share, in the comparable 2009 period. Net loss to common stockholders for the fourth quarter of 2010 was $(10.4) million, or $(0.18) per share, compared to net loss of $(14.0) million, or $(0.27) per share in the comparable 2009 period.

Subsequent Events:

During February 2011, the Company sold its entire structured security position in the mortgage debt on an office building located at 180 Maiden Lane in New York, New York. In doing so, CapLease effectively realized all of the principal it had originally invested in the transaction, which had been extended beyond its original scheduled maturity date of November 2009. CapLease will utilize the sales proceeds to lower the outstanding debt balance under our CDO and for investment in new property purchases. We sold the two CMBS securities at a $98 price, and expect to recognize a loss on the sale during the first quarter of 2011 of approximately $500,000.

Investment Portfolio:

The Company’s portfolio before depreciation and amortization was approximately $2.0 billion, with 82% invested in owned properties, at December 31, 2010. The weighted average underlying tenant credit rating on the Company’s entire single tenant portfolio is A- from Standard & Poor’s, with an average tenant rating on the single tenant owned property portfolio of A.

Approximately 90% of the overall single tenant portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 95% of the single tenant owned property portfolio leased to investment grade tenants.

The weighted average remaining lease term on the Company’s entire single tenant portfolio is approximately eight years, including approximately seven years on the single tenant owned property portfolio and approximately 16 years on the leases underlying the loan portfolio.

Our loan portfolio is primarily comprised of seasoned fully amortizing first mortgage loans on properties leased to investment grade tenants. References to the Company’s single tenant portfolio exclude its Johnston, Rhode Island and Omaha, Nebraska properties, as each is no longer leased primarily by a single tenant.

Balance Sheet:

At December 31, 2010, the Company’s assets included $1.6 billion in owned real property investments before depreciation and amortization, $210 million in loan investments, and $146 million in commercial mortgage-backed securities. Most of the Company’s debt is long-term amortizing non-recourse fixed rate debt. Only 2.4% of the Company’s debt is recourse and must be refinanced through 2012, comprised entirely of the convertible senior notes with $35.0 million of principal currently outstanding and putable to the Company by the holders in October 2012.

The Company’s overall portfolio leverage, expressed as a percentage of its total debt to total assets before depreciation and amortization on owned properties and with other minor adjustments, was approximately 72% as of December 31, 2010, down from 76% at December 31, 2009. CapLease expects its portfolio leverage level to continue to decrease over time, as a result of one or more of the following factors: scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, voluntary debt reduction including potentially through selected asset sales, and expected lower or no leverage on new asset acquisitions. The Company’s leverage on owned properties is approximately 66% as of December 31, 2010.

Dividends:

In the fourth quarter of 2010, the Company declared a cash dividend on its common stock in the amount of $0.065 per share, an increase of 8% from the third quarter of 2010. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2011 Guidance:

CapLease expects full year 2011 FFO to be in the range of $0.65 to $0.70 per share, and earnings per share (EPS) to be in the range of $(0.20) to $(0.15). The guidance does not include any meaningful revenue from the Johnston, Rhode Island property but does include expected carrying costs for the property.

CapLease expects full year 2011 cash available for distribution (CAD) per share to be in the range of $0.71 to $0.76.

The Company’s guidance estimates assume no asset investment or disposition activity in 2011. Our guidance estimates also assume no gains or losses associated with asset sales or debt extinguishment, no capital raising activities, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s fourth quarter and full year 2010 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-4018 or (201) 689-8471 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investors section.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 p.m. (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 366492.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2009 and 2010, CAD has been adjusted to exclude the loss on investments and the non-cash gains/losses on debt extinguishment.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to close new investment transactions that we have under contract;
  our ability to make additional investments in a timely manner or on acceptable terms;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and twelve months ended December 31, 2010 and December 31, 2009 (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2010	2009	2010	2009
Revenues:
Rental revenue	$31,306	$32,492	$125,662	$134,496
Interest income from loans and securities	6,717	7,076	27,620	30,667
Property expense recoveries	3,385	3,056	12,159	11,473
Other revenue	369	1,008	974	1,532
Total revenues	41,777	43,632	166,415	178,168
Expenses:
Interest expense	20,808	22,150	84,850	90,270
Property expenses	6,217	5,584	24,715	20,442
Loss on investments	7,949	13,146	7,949	26,885
General and administrative expenses	2,761	3,143	10,659	10,894
General and administrative expenses-stock based compensation	662	548	2,541	2,118
Depreciation and amortization expense on real property	12,156	12,233	48,409	51,410
Loan processing expenses	66	77	268	309
Total expenses	50,619	56,881	179,391	202,328
(Loss) gain on extinguishment of debt	–	–	(293)	9,829
Provision for income taxes	–	(201)	–	(201)
Loss from continuing operations	(8,842)	(13,450)	(13,269)	(14,532)
Income from discontinued operations	–	80	77	514
Net loss before non-controlling interest in consolidated subsidiaries	(8,842)	(13,370)	(13,192)	(14,018)
Non-controlling interest in consolidated subsidiaries	29	42	52	51
Net loss	(8,813)	(13,328)	(13,140)	(13,967)
Dividends allocable to preferred shares	(1,626)	(711)	(5,618)	(2,844)
Net loss allocable to common stockholders	$(10,439)	$(14,039)	$(18,758)	$(16,811)

Earnings per share:
Net loss per common share, basic and diluted	$(0.18)	$(0.27)	$(0.33)	$(0.34)
Weighted average number of common shares outstanding, basic and diluted	57,279	51,549	56,189	49,297
Dividends declared per common share	$0.07	$0.06	$0.25	$0.21
Dividends declared per preferred share	$0.51	$0.51	$2.03	$2.03

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of December 31, 2010 (unaudited) and December 31, 2009

	December 31,
(Amounts in thousands, except share and per share amounts)	2010	2009
Assets

Real estate investments, net	$1,398,399	$1,408,819
Loans held for investment, net	210,040	221,211
Commercial mortgage-backed securities	145,965	153,056
Cash and cash equivalents	32,742	38,546
Asset held for sale	–	3,410
Structuring fees receivable	326	1,094
Other assets	82,799	78,279
Total Assets	$1,870,271	$1,904,415
Liabilities and Stockholders' Equity

Mortgages on real estate investments	$928,429	$943,811
Collateralized debt obligations	254,210	263,310
Credit agreement	105,345	126,262
Secured term loan	101,880	114,070
Convertible senior notes	33,926	49,452
Other long-term debt	30,930	30,930
Total debt obligations	1,454,720	1,527,835
Intangible liabilities on real estate investments	37,405	39,591
Accounts payable, accrued expenses and other liabilities	21,134	18,700
Dividends and distributions payable	5,373	3,822
Total Liabilities	1,518,632	1,589,948
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,204,900 and 1,400,000 shares issued and outstanding, respectively	73,880	33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 57,471,268 and 51,709,511 shares issued and outstanding, respectively	576	517
Additional paid in capital	296,232	303,368
Accumulated other comprehensive loss	(20,216)	(24,332)
Total Stockholders' Equity	350,472	313,210
Non-controlling interest in consolidated subsidiaries	1,167	1,257
Total Equity	351,639	314,467
Total Liabilities and Equity	$1,870,271	$1,904,415

CapLease, Inc. and Subsidiaries
Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited)
For the three and twelve months ended December 31, 2010 and December 31, 2009

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2010	2009	2010	2009
Net loss allocable to common stockholders	$(10,439)	$(14,039)	$(18,758)	$(16,811)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(29)	(42)	(52)	(51)
Depreciation and amortization expense on real property	12,156	12,233	48,409	51,410
Depreciation and amortization expense on discontinued operations	–	33	–	282
Funds from operations	1,688	(1,815)	29,599	34,830
Add (deduct):
Straight-lining of rents	(5,560)	(7,202)	(4,189)	(1,377)
General and administrative expenses-stock based compensation	662	548	2,541	2,118
Amortization of above and below market leases	416	328	1,663	1,344
Non-cash interest income and expenses	389	748	2,160	3,107
Routine capital expenditures on real estate investments	–	(39)	(71)	(208)
Loss on investments	7,949	13,146	7,949	26,885
Loss (gain) on extinguishment of debt	–	–	293	(9,829)
Cash available for distribution	$5,544	$5,714	$39,945	$56,870

Weighted average number of common shares oustanding, basic and diluted	57,279	51,549	56,189	49,297
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	57,435	51,705	56,345	49,453
Net loss per common share, basic and diluted	$(0.18)	$(0.27)	$(0.33)	$(0.34)
Funds from operations per share	$0.03	$(0.04)	$0.53	$0.70
Cash available for distribution per share	$0.10	$0.11	$0.71	$1.15

CapLease, Inc. and Subsidiaries Overall Company Leverage (unaudited) As of December 31, 2010 and December 31, 2009

	Dec 31, 2010	Dec 31, 2009

Debt
Mortgages on real estate investments	$928,429	$943,811
Collateralized debt obligations	254,210	263,310
Credit agreement	105,345	126,262
Secured term loan	101,880	114,070
Convertible senior notes	33,926	49,452
Other long-term debt	30,930	30,930
Total Debt	$1,454,720	$1,527,835

Assets
Total assets	$1,870,271	$1,904,415
Accumulated depreciation and amortization on owned properties	239,990	190,166
Intangible liabilities on real estate investments	(37,405)	(39,591)
Prepaid expenses and deposits	(2,197)	(1,267)
Accrued rental income	(39,506)	(35,317)
Debt issuance costs, net	(5,999)	(7,653)
Other	(720)	(988)
Total Assets, as adjusted	$2,024,434	$2,009,765

Leverage (Total Debt/Total Assets, as adjusted)	72%	76%

CapLease, Inc. and Subsidiaries Leverage by Segment (unaudited) As of December 31, 2010

(in thousands)	Mortgage Debt	CDO Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment(1)	Leverage
Owned Properties	$928,429	$30,521	$30,498	$95,610	$1,085,058	$1,648,892	66%
Debt Investments	–	223,688	71,382	9,735	304,805	356,906	85%
(1)	Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CapLease, Inc. and Subsidiaries Estimated Net Loss and Cash Available for Distribution (unaudited) For the fiscal year ending December 31, 2011

(in thousands, except per share amounts)	January 1, 2011 Low End Range	-	December 31, 2011 High End Range
Net loss allocable to common stockholders	$(11,300)		$(8,400)
Add (deduct):
Depreciation and amortization expense on real property	48,700		48,700
Straight-lining of rents	(1,600)		(1,600)
General and administrative expenses-stock based compensation	3,200		3,200
Amortization of above and below market leases	1,300		1,300
Impact of non-cash interest income and expense items	1,600		1,600
Routine capital expenditures on real estate investments	(500)		(500)
Cash available for distribution	$41,400		$44,300

Weighted average common shares outstanding-estimate for the year 2011	57,765		57,765
OP units outstanding as of February 16, 2011	156		156
Weighted average common shares and OP units outstanding-estimate for the year 2011	57,921		57,921

Net loss per common share, basic and diluted	$(0.20)		$(0.15)
Cash available for distribution per share	$0.71		$0.76

CONTACT:
Investor Relations/Media:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com